Exhibit 12.1

August 28, 2026

Robert Dultz

Chairman and CEO

Global Interchange, Inc.

78-365 Hwy 111, Suite 403

La Quinta, CA 92253.

Re:	Offering Statement on Form 1-A (the “Offering Statement”)

Mr. Dultz:

I have acted as counsel to Global Interchange, Inc. (the “Company”) in connection with its filing with the Securities and Exchange Commission of an Offering Statement on Form 1-A (the “Offering Statement”), pursuant to Regulation A of the Securities Act of 1933, as amended (the “Act”). The Offering Statement relates to the proposed sale of up to 5,433,333 shares of common stock held by the Company (the “Shares”).

In connection therewith, I have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Articles of Incorporation and Bylaws of the Company; (b) Resolutions of the Board of Directors of the Company; (c) the Offering Statement and the exhibits thereto; and (d) such corporate records of the Company, certificates of public officials, certificates of officers of the Company and other documents, agreements and instruments as I have deemed necessary as a basis for the opinions herein contained. In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon.

Based on my examination mentioned above, I am of the opinion that the 5,433,333 shares of common stock being offered by the Company, when sold, will be legally issued, fully paid and non-assessable.

I am an attorney admitted to practice in Maryland. I am familiar with the applicable provisions of the Nevada Revised Statutes, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws, and I have made such inquiries with respect thereto as I consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal securities laws of the United States and Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. I express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the reference to my firm under the caption “Legal Matters” in the prospectus forming a part of the Offering Statement.  In giving such consent, I do not thereby admit that I am included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Sincerely, /s/ Matheau J. W. Stout